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Dear Shareholders,

We are living in extraordinary times, marked by extraordinary human suffering. The COVID-19 pandemic is impacting all people and industries. We salute the brave physicians, nurses, first responders, and medical staff who are working across the globe to care for patients.

In the face of these unprecedented challenges, we have been awed by the selfless work of our partners. I’m thinking of the doctor and his colleagues who travel daily to the home of a patient with molybdenum cofactor deficiency (MoCD) type A to infuse our investigational cPMP substrate replacement therapy, fosdenopterin. I’m thinking of the physicians who are helping us with home delivery of our study drug to patients with transthyretin (TTR) amyloidosis (ATTR). I’m thinking of the contract manufacturing organizations we work with which are finding new ways to ensure clinical trial materials are manufactured as supply chains face the risk of disruption across the globe. And I’m thinking of our contract research organization partners who continue key scientific experiments even as our labs, in some cases, are closed.

Despite the current focus on COVID-19 the burden of genetic disease remains unchanged. Many of the patients we work with are battling devastating diseases that will not wait for this pandemic to pass. We have not stopped and will not stop working for these patients.

OUR NEW WORLD: BridgeBio’s COVID-19 Response

•	We are delivering our investigational medicines to patients directly now that many can no longer visit the hospital.
•	We are implementing out-of-hospital solutions for our clinical trials – including telehealth appointments and remote clinical monitoring.
•	We have engaged in conversations with the FDA across multiple programs to understand how we preserve the fidelity of key endpoints in this era of increased variance.
•	We are working closely with our contract manufacturing partners to anticipate any potential downstream impacts to our immediate supply chain, and to date there have been none.
•	We are working on key aspects of site activation and support so that we can continue enrolling patients where and when possible.
•	We have transferred many of our pre-clinical laboratory activities to contract research organizations that continue to work on them, when we have not been able to sustain them ourselves.
•	We have shored up our balance sheet with the recent addition of $550 million gross from a seven-year maturity convertible debt offering so that we can continue working to execute on all the programs in our pipeline.

OUR COMPANY: Current Snapshot of BridgeBio

We founded BridgeBio five years ago with the aim of creating one of the most productive engines for the generation of life-changing medicines for patients with genetic diseases. And we believe that we are just at the beginning of the journey we aspire to take as a company.

•	We now have more than 20 drug development and discovery programs in our pipeline, spanning multiple therapeutic areas and drug modalities.
•	Since the beginning of 2019, we have initiated eight clinical trials, added five new development programs, and filed multiple INDs, along with our first NDA.

•	In 2020, we expect to file an additional NDA and several more INDs, as well as add more programs to our pipeline.
•	We have brought two programs from the research lab to the start of Phase 3 clinical trials in less than three years and for less than $50 million each, far better than the industry average. This is the capital-efficient approach we feel is needed to develop treatments for under-served patient populations.

One of our goals in launching BridgeBio was to create a vehicle that could attract a new set of investors to fund critical biomedical research and drug development. We embraced a novel business model, building a pipeline of potential therapies big and small, where the success of one program is not scientifically correlated to the success of another, and where the scale of the pipeline allows us to access anticipated positive returns in an industry where modal returns are negative.

OUR OPPORTUNITY: BridgeBio and Genetic Medicine

These are still the early days, both for BridgeBio, and indeed for the field of genetic medicine. The opportunity to help patients is vast – millions of Americans and millions more worldwide suffer from genetic diseases without treatment and we have built BridgeBio to help as many of those patients as possible. There is an ongoing boom in scientific innovation around genetic disease, driven by a confluence of advancements in three areas:

•	Genetic sequencing: It’s now cheaper and easier than ever to sequence a patient’s exome and genome and to identify causal genetic variants
•	Big patient data: Advancements in longitudinal patient databases allow us to match disease phenotypes to patient genotypes and understand the quantitative drivers of disease
•	Molecular biology: We have better tools to assay and maps to understand the molecular systems that tie DNA to protein signaling to cellular and tissue level regulation. These insights reveal the causal chain between gene and symptom that we hope to exploit using our therapeutics

The boom in science has not been met, we feel, by a commensurate level of activity in drug development. The rate of first-time financings for biotech startups remains flat at about 200-300 new biotech companies per year (with the first quarter of 2020 showing the lowest total in the past five years). The diversity of ideas being funded forward is small, juxtaposed against the ~50,000 National Institutes of Health research grants awarded each year, or the 2,000-plus healthcare patents generated every year in academia, or the 300-plus disease-causing genes being identified each year. There is considerable innovation, and therefore significant opportunity – but not a lot of people are doing anything about it.

BridgeBio was founded to do something about it – to advance potential treatments for patients efficiently and at scale.

OUR DESIGN: We Built BridgeBio To Develop Meaningful Treatments For Patients, At Scale

What does the optimal company to thrive in the genetic disease space look like? We believe it looks like BridgeBio. Our company is built around the following core attributes:

•	Distinctive early-stage asset selection

	o	Our ability to identify and select the most impactful programs to develop from the vast array of opportunities is key to our mission of bringing life-changing therapies to patients. We rely on some of the top R&D minds in the industry for this work, including

Charles Homcy, M.D., Frank McCormick, Ph.D., F.R.S., D.Sc. (Hon) and Richard Scheller, Ph.D.

•	Experienced, world-class R&D team

	o	Our ability to put these programs into the hands of R&D operators who know how to drive towards turning them into actual, useful drugs is critical. Our world-class R&D team is collectively responsible for over 100 INDs and 20-plus approved products and includes scientific leaders like Uma Sinha, Ph.D., Eli Wallace, Ph.D., and Robert Zamboni, Ph.D.

•	Efficient corporate structure

	o	Our lean corporate structure allows us to grow our pipeline and incentivizes us to learn and improve processes

•	The willingness and the scale to fail

	o	Our pipeline is broad, diversified, and uncorrelated, which means we can afford to be sanguine about our programs and advance or discontinue them based upon their scientific merits, with limited risk to the company as a whole

•	Focus at the level of individual diseases and assets

	o	We believe that small, highly skilled teams of experts are more efficient and more productive than larger teams of generalists

Given this vision and the tenets that we think underlie a successful and productive genetic disease company, how should you expect BridgeBio to act?

•	You should expect us to put patients first
•	You should expect us to measure our performance based on our rate of success, the number of programs in our pipeline and our capital efficiency
•	You should expect our performance to improve over time – we should get even better at drug development by iterating through the process repeatedly
•	You should expect us to double down on programs on a risk-adjusted basis when we determine them to be promising
•	You should expect us to discontinue programs that aren’t working and are unlikely to help patients
•	You should expect us to go into both large and small disease areas – thanks to our capital-efficient and flexible corporate model we believe we can develop actual blockbusters with large patient populations; but we can also be the best owners of programs with smaller addressable populations, several of which together could potentially form a “synthetic blockbuster”
•	You should expect us to prioritize benefit to patients, including pursuing partnerships when we determine we are not the best owner of a program
•	You should expect us to pursue M&A opportunities to maximize the potential for future medicines

•	You should expect us to always seek to be first-in-class or best-in-class – or both
•	You should expect us to let our science speak and drive our work

We see BridgeBio as an attractive long-term investment for those who believe, as we do, that the healthcare industry stands at the beginning of the era of genetic medicine. We believe that what is needed at this juncture is not simply a new company, but a new type of company, one conceived and designed specifically as an engine for efficiently and repeatedly driving to translate the rapidly growing pool of scientific innovation around genetic diseases into life-changing medicines for patients. That is BridgeBio.

We are grateful for your partnership in this work. We believe that together we can deliver hope through rigorous science.

Sincerely,

/s/ Neil Kumar
Neil Kumar, Ph.D.
Chief Executive Officer

April 22, 2020